Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-163063, 333-171203, 333-172655, 333-177670, 333-185338, 333-207697 and 333-210366) and the related prospectuses and Form S-8 (Nos. 333-141525, 333-147805, 333-165722 and 333-191072) of Rosetta Genomics Ltd. of our report dated March 30, 2017 (except for Note 1d(2), as to which the date is October 10, 2017), with respect to the consolidated financial statements of Rosetta Genomics Ltd. and its subsidiaries for the year ended December 31, 2016, included in this current report on Form 6-K.

Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
October 10, 2017	A Member of Ernst & Young